As filed with the Securities and Exchange Commission on April 25, 2011

Registration statement no. 333-172656

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3 to

Form S-11

Registration Statement

under

the Securities Act of 1933

of certain real estate companies

AG MORTGAGE INVESTMENT TRUST, INC.

(Exact name of registrant as specified in its governing instruments)

245 Park Avenue, 26th floor

New York, New York 10167

(212) 692-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Forest Wolfe, Esq.

General Counsel

Angelo, Gordon & Co., L.P.

245 Park Avenue, 26th floor

New York, New York 10167

(212) 692-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Older, Esq. Thomas P. Conaghan, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, New York 10173 Tel. (212) 547-5400 Fax (212) 547-5444	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 Tel. (212) 735-3000 Fax (212) 735-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 3 to Form S-11 Registration Statement is solely to file exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee and the FINRA fee are estimated.

SEC registration fee	$40,055
FINRA filing fee	$35,000
NYSE listing fee	$250,000
Legal fees and expenses (including Blue Sky fees)	$850,000
Accounting fees and expenses	$200,000
Printing and engraving expenses	$175,000
Transfer agent fees and expenses	$5,000
Miscellaneous	$250,000

Total	$1,805,055

*	To be filed by amendment.

Item 32.	Sales to special parties.

Not applicable.

Item 33.	Recent sales of unregistered securities.

On March 7, 2011, the registrant issued 100 shares of common stock to AG Funds, L.P. in exchange for $1,000 in cash as its initial capitalization. Such issuance was exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Concurrently with this offering, we will sell to an affiliate of Angelo, Gordon 750,000 shares of our common stock, and to certain of our directors and executive officers an aggregate of 110,500 shares of our common stock, in a separate private placement, at a price per share equal to the initial public offering price per share in this offering. Such issuance will be exempt from the requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 34.	Indemnification of directors and officers.

Maryland law permits a Maryland corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability which is material to the cause of action, as resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment in the proceeding. The registrant’s charter contains such a provision and limit the liability of the registrant’s directors and officers to the maximum extent permitted by Maryland law.

The registrant’s charter authorizes it, and its bylaws require it, to the maximum extent permitted by Maryland law, to indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer or (ii) any individual who, while serving as the registrant’s director or officer and at its request, serves or has served as a director, officer, partner, member, manager, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity or capacities. The registrant’s charter and bylaws also permit the registrant to indemnify and advance expenses to any person who serves any predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant. The registrant also will enter into indemnification agreements with its directors and executive officers that address similar matters, as described below.

Maryland law permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. However, a court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, even if the standard of conduct required for indemnification has not been met and even for proceedings by or in the right of the corporation in which the director or officer has been judged liable, provided, in the latter case, that indemnification is limited to expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Upon the completion of this offering, the registrant expects to enter into customary indemnification agreements with each of its directors and executive officers that will obligate the registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements will require the registrant to indemnify the director or officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding other than one initiated by or on the registrant’s behalf. In addition, the indemnification agreements will require the registrant to indemnify the indemnitee against all amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding that is brought by or on the registrant’s behalf. In either case, the indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists.

In addition, the indemnification agreements will require the registrant to advance, without a preliminary determination of the indemnitee’s entitlement to indemnification thereunder, reasonable expenses incurred by the indemnitee within ten days of the receipt by the registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreement also will provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the registrant.

Item 35.	Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36.	Financial statements and exhibits.

(a) Financial Statements. See page F-1 for an index to the financial statements included in this registration statement.

(b) Exhibits. The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

Exhibit number	Exhibit description

1.1	Form of Underwriting Agreement.**

3.1	Form of Amended and Restated Articles of Incorporation of the Registrant.†

3.2	Form of Bylaws of the Registrant.†

4.1	Specimen Common Stock Certificate of the Registrant.†

5.1	Opinion of Saul Ewing LLP relating to the legality of the securities being registered.*

8.1	Opinion of McDermott Will & Emery LLP regarding tax matters.*

10.1	Form of Registration Rights Agreement between the Registrant, the Manager and the purchasers in the concurrent private placement.†

10.2	Form of Stock Purchase Agreement between the Registrant and the purchasers in the concurrent private placement.†

10.3	Form of Management Agreement with Angelo, Gordon.**

10.4	Form of Equity Incentive Plan.†

10.5	Form of Manager Equity Incentive Plan.†

10.6	Form of Manager Equity Incentive Plan Restricted Stock Award Agreement.†

10.7	Form of Equity Incentive Plan Restricted Stock Award Agreement.†

23.1	Consent of PricewaterhouseCoopers LLP†

23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1).*

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1)*

99.1	Consent of Peter Linneman to be named as a proposed director.†

99.2	Consent of Andrew L. Berger to be named as a proposed director.†

99.3	Consent of James Voss to be named as a proposed director.†

99.4	Consent of Joseph LaManna to be named as a proposed director.†

99.5	Consent of John Angelo to be named as a proposed director.†

99.6	Consent of David Roberts to be named as a proposed director.†

†	Filed previously.
*	To be filed by amendment.
**	Filed herewith.

Item 37.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) The undersigned registrant hereby undertakes that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on April 25, 2011.

AG Mortgage Investment Trust, Inc.

By:	/s/ JONATHAN LIEBERMAN
Jonathan Lieberman Chief Investment Officer

We, the undersigned officers and directors of AG Mortgage Investment Trust, Inc., hereby severally constitute and appoint Jonathan Lieberman and Frank Stadelmaier, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any other registration statement for the same offering pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ DAVID ROBERTS	Chief Executive Officer	April 25, 2011
David Roberts

/s/ FRANK STADELMAIER	Chief Financial Officer	April 25, 2011
Frank Stadelmaier	(Principal Financial and Accounting Officer)

/s/ JONATHAN LIEBERMAN	Director	April 25, 2011
Jonathan Lieberman

EXHIBIT INDEX

Exhibit number	Exhibit description

1.1	Form of Underwriting Agreement.**

3.1	Form of Amended and Restated Articles of Incorporation of the Registrant.†

3.2	Form of Bylaws of the Registrant.†

4.1	Specimen Common Stock Certificate of the Registrant.†

5.1	Opinion of Saul Ewing LLP relating to the legality of the securities being registered.*

8.1	Opinion of McDermott Will & Emery LLP regarding tax matters.*

10.1	Form of Registration Rights Agreement between the Registrant, the Manager and the purchasers in the concurrent private placement.†

10.2	Form of Stock Purchase Agreement between the Registrant and the purchasers in the concurrent private placement.†

10.3	Form of Management Agreement with Angelo, Gordon.**

10.4	Form of Equity Incentive Plan.†

10.5	Form of Manager Equity Incentive Plan.†

10.6	Form of Manager Equity Incentive Plan Restricted Stock Award Agreement.†

10.7	Form of Equity Incentive Plan Restricted Stock Award Agreement.†

23.1	Consent of PricewaterhouseCoopers LLP†

23.2	Consent of Saul Ewing LLP (included in Exhibit 5.1).*

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 8.1)*

99.1	Consent of Peter Linneman to be named as a proposed director.†

99.2	Consent of Andrew L. Berger to be named as a proposed director.†

99.3	Consent of James Voss to be named as a proposed director.†

99.4	Consent of Joseph LaManna to be named as a proposed director.†

99.5	Consent of John Angelo to be named as a proposed director.†

99.6	Consent of David Roberts to be named as a proposed director.†

†	Filed previously.
*	To be filed by amendment.
**	Filed herewith.